FARMER MAC AND NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION NEWS

FOR IMMEDIATE RELEASE	CONTACTS
March 28, 2008	Farmer Mac:
Mary K. Waters
202-872-7700
National Rural:
Rhonda Smith
703-709-6895

Farmer Mac and National Rural Announce
$400 Million Secured Note Transaction

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac) (NYSE: AGM and AGM.A) and the National Rural Utilities Cooperative Finance Corporation (National Rural) today jointly announced the sale by National Rural and purchase by Farmer Mac of $400 million of five-year, LIBOR-indexed National Rural secured notes.  The notes, which are secured by mortgage indebtedness issued by National Rural-member rural electric distribution cooperatives serving communities across rural America, have terms similar to those of notes issued by National Rural and purchased by Farmer Mac in July 2005.

The transaction, and the growth of the relationship with Farmer Mac, provide National Rural with another source of liquidity for its rural utility cooperative members that serve rural communities and support agriculture in 47 states.  It also advances Farmer Mac’s role and commitment as an investor in rural America.  The structure of the transaction is consistent with parameters established by the Farm Credit Administration, Farmer Mac’s federal regulator.

“We’re pleased to strengthen our developing relationship with Farmer Mac—an organization that shares our commitment to serving rural America—while helping National Rural continue to bring our members low-cost funding during times of turmoil in the capital markets,” National Rural CEO Sheldon C. Petersen said. “Our mission is to provide member electric cooperatives with an assured source of affordable financing. One part of pursuing that aim is creating access to diverse funding sources like this transaction with Farmer Mac.”

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans, and to facilitate capital market funding for USDA guaranteed farm program and rural development loans.

National Rural is a not-for-profit finance cooperative that serves the nation’s rural utility systems, the majority of which are electric cooperatives and their subsidiaries. With approximately $19 billion in assets, National Rural provides its member-owners with an assured source of low-cost capital and state-of-the-art financial products and services.

Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.  Additional information about National Rural is available on National Rural’s website at www.nrucfc.coop.